Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10701 S. River Front Parkway, Suite 300
South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS FOR SECOND QUARTER OF FISCAL 2014

•                  Revenue of $157 Million, Up 11% Year-Over-Year

•                  Adjusted EBITDA of $18 Million

•                  2014 Guidance of $130 Million to $145 Million Reaffirmed

SOUTH JORDAN, UTAH, APRIL 29, 2014 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its second quarter of fiscal 2014.

Second Quarter 2014 Highlights

•                  Despite challenging weather conditions, revenue grew 11% year-over-year in the second quarter, including 6% organic growth, serving as a positive precursor to strong seasonal summer growth

•                  Light building products revenue increased 11% and operating income increased 46%

•                  Heavy construction materials revenue increased 9% and operating income increased 41%

•                  In regions not impacted by severe winter weather, sales volumes increased year-over-year in light building products and heavy construction materials

•                  Headwaters experienced its first positive operating income since 2007 for the seasonally trough March quarter

•                  Acquired a large source of high quality fly ash located in the Northeast

•                  Fully retired 2.5% convertible debt

CEO Commentary

“In spite of extreme winter weather, we delivered 11% top line growth, including 6% organic growth. We are very pleased with the overall business performance during the quarter, even though the weather negatively impacted revenue,”  said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Gross margin, operating margin, and Adjusted EBITDA margin from continuing operations all improved during the quarter, and we reported our first positive operating income in the March quarter since 2007. Even with the weather related headwinds, our second quarter performance supports our outlook for 2014 Adjusted EBITDA of $130 million to $145 million.

“We continue to be well-positioned for organic revenue growth as the weather and the repair and remodel market improve. Due to strength in the Florida market, our revenues from our December roof tile acquisition grew 23% year-over-year, partially making up for slower sales in the weather impacted Midwest and Northeast.

“Marketing new niche products across our established core customer base is a key part of our light building products growth strategy and we are pleased with the progress made by both our trimboard and roofing product lines. We expect double digit organic growth in both product lines in 2014. We continue to look for bolt-on niche building product acquisitions that meet our criteria and enhance our product offerings to our core customer base,” added Benson.

Second Quarter Summary

Headwaters’ second quarter 2014 consolidated revenue increased by 11% to $156.5 million from $141.0 million for the second quarter of 2013. Gross profit increased by 19%, to $38.6 million, compared to $32.4 million in the second quarter of 2013. Operating income improved from a loss of $(1.1) million in 2013 to income of $0.5 million in 2014. Adjusted EBITDA increased by $1.9 million, to $17.8 million, or 12% over 2013.

The loss from continuing operations was $(9.5) million, or $(0.13) per diluted share, for the second quarter of 2014, compared to a loss of $(10.3) million, or $(0.14) per diluted share, for the second quarter of 2013. Net loss including discontinued operations was $(10.1) million, or $(0.14) per diluted share, for the second quarter of 2014, compared to a net loss of $(8.3) million, or $(0.11) per diluted share, for the second quarter of 2013. Adjusted net loss from continuing operations was $(2.7) million, or $(0.04) per diluted share in 2014, compared to $(2.6) million, or $(0.04) per diluted share in 2013.

Second Quarter Business Segment Highlights

Business Segment	2014 Revenue	2014 Adjusted EBITDA	2014 Adjusted EBITDA Margin	2013 Adjusted EBITDA Margin
Light Building Products	$94.1 million	$11.1 million	11.8%	13.7%
Heavy Construction Materials	$59.1 million	$8.6 million	14.6%	12.8%

Business Segment	2014 Operating Income	2013 Operating Income	2014 Operating Income Margin	2013 Operating Income Margin
Light Building Products	$1.9 million	$1.3 million	2.0%	1.5%
Heavy Construction Materials	$5.2 million	$3.7 million	8.8%	6.9%

Six Months Ended March 31, 2014

Our total revenue for the six months ended March 31, 2014 was $322.1 million, up 11% from $290.6 million for 2013. Gross profit increased 14%, from $69.7 million in 2013 to $79.4 million in 2014. Operating income of $4.9 million in 2013 improved by 65%, to $8.1 million in 2014, and the loss from continuing operations decreased from $(14.2) million, or a diluted loss per share of $(0.21) in 2013, to a loss of $(11.6) million, or $(0.16) per diluted share, in 2014. The net loss including discontinued operations decreased from $(14.1) million, or a diluted loss per share of $(0.21) in 2013, to a net loss of $(11.5) million, or $(0.16) per diluted share, in 2014.

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment brands and brings to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

Light building products revenue increased 11% from $84.8 million to $94.1 million in the second quarter of 2014, including acquisition revenue of $7.3 million. Adverse weather conditions in the March 2014 quarter reduced sales, particularly in the Northeast and Midwest. We continue to be impacted in those markets as the weather has only improved modestly, but other areas of the country are beginning to show typical increases in construction activity. Revenue from our siding product group lagged behind last year because of its geographic exposure to weather impacted regions, but both our stone and block product categories experienced growth in the current quarter.

Gross profit for the second quarter of 2014 increased by 13% to $23.3 million from $20.7 million in 2013, and operating income increased by 46% to $1.9 million from $1.3 million. Adjusted EBITDA for the second quarter of 2014 was $11.1 million, compared to $11.6 million in 2013. Operating income and Adjusted EBITDA margins were affected by the impact of weather on our higher margin siding accessory sales and an increase in stone marketing costs designed to spur incremental organic revenue growth. A key initiative in 2014 is to expand our top-line organic growth by focusing on core customers and growing our channel sales. We are executing our strategy for organic growth by increasing the number of Headwaters’ products available to core customers, incremental marketing to pull demand through distribution, and increasing our level of core customer interactions.  Initial results associated with this revenue growth initiative are positive. Margins were also affected by raw material cost increases, particularly in cement and polypropylene, but we continue to identify manufacturing efficiencies to help offset these cost increases.

During the quarter, we added additional trimboard two step distribution in the Midwest, successfully expanding distribution outside the Northeast. We believe that the upside opportunity in trimboard revenue from the current geographic expansion is in the 10% to 15% range.  In addition, our Florida roofing acquisition is not only exhibiting strong organic growth, but is also providing us with cross-selling opportunities for our other light building products into the Florida market.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Second quarter 2014 revenues in the heavy construction materials segment increased by 9% to $59.1 million, compared to $54.0 million in 2013. The growth was primarily due to a 5% increase in volume and a 3% increase in pricing, as well as incremental services provided to utilities.  We were pleased with the increase in the March quarter volume compared to last year as fly ash sales this year were impacted by extreme weather in the Northeast and the Midwest, limiting the use of fly ash in both regions. Sales are improving rapidly in April and are trending positively compared to prior year, but still slow in weather impacted areas. Site service revenue as a percent of total segment revenue is normally higher in the December and March quarters and lower in the June and September quarters, primarily due to seasonality. Service revenue represented approximately 32% of total segment revenue for the second quarter of 2014, compared to 34% for the second quarter of 2013 and 29% for all of fiscal 2013.

Gross profit increased by 26% to $13.4 million in the second quarter of 2014, compared to $10.6 million in 2013, and gross margin increased by 300 basis points to 23%. Operating income increased $1.5 million, or 41%, from $3.7 million in 2013 to $5.2 million in 2014. Adjusted EBITDA increased $1.7 million from $6.9 million in 2013 to $8.6 million in 2014, or 25%.

Adjusted EBITDA margins increased by 180 basis points from 12.8% in 2013 to 14.6% in 2014. The increases in gross profit, operating income, and Adjusted EBITDA in 2014 were primarily due to increases in fly ash revenue resulting from positive changes in volume and price.

As previously reported, in a consent decree submitted to the U.S. District Court for the District of Columbia on January 29, 2014, the EPA agreed by December 19, 2014 to “sign for publication in the Federal Register a notice taking final action regarding EPA’s proposed revision of RCRA Subtitle D regulations pertaining to coal combustion residuals.” We believe that the EPA’s statement makes it highly likely that fly ash disposal will be regulated under Subtitle D as a solid waste.  Although the consent decree will need to be re-submitted to the Court due to a required change in language dealing with possible extensions to the deadline, there has been no change to the positive direction taken by the EPA since our prior report. In addition to resolving disposal rules, the EPA also reported its positive support for the use of fly ash in concrete products.

Energy Technology Segment

For the second quarter of 2014, revenue from continuing operations in our energy segment was $3.3 million, compared to $2.2 million in 2013. Adjusted EBITDA for the 2014 quarter was $(0.3) million compared to $(0.7) million in 2013. The changes in revenue and Adjusted EBITDA are related to the timing of HCAT® shipments, which vary quarter to quarter depending upon the timing of orders and onsite inventory levels of our two current customers.

Our current customer base, consisting of two refineries, processes at design capacity approximately 68 thousand barrels per day of bottom of the barrel material to which our HCAT technology can be applied. We executed license agreements with two new potential customers in 2013 and recently executed a license agreement with a third potential customer.  All three potential customers need to finish their trial processes. The three new potential customers process at design capacity approximately 81 thousand barrels per day of bottom of the barrel material.

Ultimate use of HCAT by our new potential customers is dependent upon installation of mixing equipment, test trials, and proven benefits. The initial trial at the first new potential customer has been completed and trial results are being evaluated. The HCAT mixing equipment for the second and third new potential customers will be in place for scheduled trials to begin in the September quarter.

Discontinued Operations

We recorded a loss from discontinued operations of $(0.6) million in the second quarter of 2014. In 2013, we recorded income from discontinued operations of $2.0 million, due primarily to gain on sale of facilities in January 2013. We currently expect that additional adjustments to the estimated gains and losses from sale of the facilities may be recognized in fiscal 2014.

A majority of the consideration from the sale of our discontinued operations is in the form of potential production royalties and deferred purchase price, which amounts are dependent upon future plant production levels over approximately eight years. Such potential proceeds were not considered in the gain and loss calculations and will be accounted for in future periods when any such amounts are received.

Income Taxes

Our estimated effective income tax rate for continuing operations for the 2014 fiscal year is currently expected to be approximately 18%, and this estimated rate was used to record income taxes for the 2014 quarterly and six-month periods.

We have recorded a full valuation allowance on our net amortizable deferred tax assets and did not recognize benefit for tax credit carry forwards, net operating loss (NOL) carry forwards or other deferred tax assets in either 2013 or 2014, except to the extent of projected fiscal year earnings. Realization of the deferred tax assets is dependent upon future income from operations. As future income from operations becomes more certain, it is anticipated that the benefits associated with our NOLs and tax credits will be recorded. We currently have a pre-tax NOL in the amount of approximately $202.6 million and unused tax credits of $25.6 million, both of which can be carried forward for up to 20 years from the year they were generated.

Outlook

“Despite the severe winter weather, we continued to experience strong organic revenue growth and improvements in operating margins,” said Don P. Newman, Headwaters’ Chief Financial Officer. “Our strategy relative to trimboard and roofing are working. We have expanded trimboard distribution, grown roofing revenue, and are beginning to see product expansion into the Florida market.

“In addition to growth and profitability, we continue to focus on our capital structure and increasing shareholder value,” added Newman. “We estimate that we currently have approximately $85.0 million to $95.0  million of excess cash available for investment. In the event that we invest this cash in tuck-in acquisitions, it will cause our net debt ratio to rise in the near-term. However, we believe that the corresponding increase in Adjusted EBITDA and free cash flow will benefit shareholders, while enabling us to move towards our net debt ratio goal of 2.5x to 3.0x in 2015.

“Based on our results year-to-date and our present outlook, we are affirming our previously stated Adjusted EBITDA guidance for FY 2014 of $130 million to $145 million,” concluded Newman.

Non-GAAP Financial Measures

Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows. Headwaters currently defines Adjusted EPS as diluted

EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, again as detailed below.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility in 2012, Adjusted EBITDA and Adjusted EPS do not include results for Blue Flint for any period.

Reconciliation of Loss from Continuing Operations to Adjusted EBITDA

	Quarter Ended		Six Months Ended
(in millions)	3/31/2013	3/31/2014	3/31/2013	3/31/2014
Loss from continuing operations (GAAP)	$(10.3)	$(9.5)	$(14.2)	$(11.6)
Roof Tile non-controlling interest	0.0	(0.2)	0.0	(0.2)
Net interest expense	11.2	12.2	21.6	22.3
Income taxes	(1.8)	(2.2)	(2.3)	(2.6)
Depreciation, amortization, and equity-based compensation	13.6	13.8	26.4	27.3
Acquisition-related costs and adjustments	0.6	0.7	1.5	1.6
Non-routine customer development costs	0.0	(0.3)	0.0	1.1
Cash-based compensation tied to stock price	2.6	3.3	4.8	4.2
Adjusted EBITDA	$15.9	$17.8	$37.8	$42.1

Segment Adjusted EBITDA

Light building products	$11.6	$11.1	$23.5	$26.5
Heavy construction materials	6.9	8.6	17.7	21.9
Energy technology	(0.7)	(0.3)	0.0	(1.4)
Corporate	(4.5)	(4.9)	(8.2)	(9.1)
Cash-based compensation tied to stock price	2.6	3.3	4.8	4.2
Adjusted EBITDA	$15.9	$17.8	$37.8	$42.1

TTM Adjusted EBITDA

	Twelve Months Ended
(in millions)	9/30/2012	9/30/2013	3/31/2014
Income (loss) from continuing operations (GAAP)	$(26.5)	$8.3	$10.9
Blue Flint	6.3	0.0	0.0
Roof Tile non-controlling interest	0.0	0.0	(0.2)
Net interest expense	52.7	42.5	43.2
Income taxes	0.7	4.0	3.7
Depreciation, amortization, and equity-based compensation	53.2	54.0	54.9
Restructuring costs	2.2	0.0	0.0
Thames bankruptcy	1.0	0.0	0.0
Gain on early debt repayments	(2.4)	0.0	0.0
Write-off of R&D joint venture	3.2	0.0	0.0
Acquisition-related costs and adjustments	0.0	1.8	1.9
Non-routine customer development costs	0.0	0.0	1.1
Cash-based compensation tied to stock price	12.3	5.6	5.0
TTM Adjusted EBITDA	$102.7	$116.2	$120.5

Segment TTM Adjusted EBITDA

Light building products	$63.3	$72.9	$75.9
Heavy construction materials	54.8	56.6	60.8
Energy technology	(3.6)	0.3	(1.1)
Corporate	(24.1)	(19.2)	(20.1)
Cash-based compensation tied to stock price	12.3	5.6	5.0
TTM Adjusted EBITDA	$102.7	$116.2	$120.5

Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS

	Quarter Ended		Six Months Ended
(in millions, except per-share amounts)	3/31/2013	3/31/2014	3/31/2013	3/31/2014
Numerator:
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP – loss from continuing operations attributable to Headwaters Incorporated	$(10.3)	$(9.7)	$(14.2)	$(11.8)
Adjustments to numerator:
Amortization expense related to intangible assets	5.3	5.4	10.2	10.5
Acquisition-related costs and adjustments	0.6	0.7	1.5	1.6
Non-routine customer development costs	0.0	(0.3)	0.0	1.1
Cash-based compensation tied to stock price	2.6	3.3	4.8	4.2
Interest expense related to early debt repayments	0.8	0.0	0.8	0.0
Income tax effect of above adjustments	(1.6)	(2.1)	(2.3)	(2.8)
Total adjustments to loss from continuing operations, net of income tax effect	7.7	7.0	15.0	14.6
Numerator for adjusted diluted earnings per share from continuing operations	$(2.6)	$(2.7)	$0.8	$2.8
Denominator:
Reported denominator for diluted earnings per share in accordance with GAAP	72.7	73.1	67.3	73.1
Effect of above adjustments on calculation of dilutive securities	0.0	0.0	1.1	1.2
Denominator for adjusted diluted earnings per share, after effect of adjustments on calculation of dilutive securities	72.7	73.1	68.4	74.3

Reported diluted loss per share from continuing operations	$(0.14)	$(0.13)	$(0.21)	$(0.16)
Effect of adjustments on diluted income (loss) per share calculation	0.10	0.09	0.22	0.20
Adjusted diluted income (loss) per share from continuing operations (Adjusted EPS)	$(0.04)	$(0.04)	$0.01	$0.04

Liquidity and Long-term Debt

The components of our long-term debt (net of discount) as of March 31, 2014, are shown in the following table:

(dollars in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured notes	$400.0	7.625%	April 2019
Senior notes	150.0	7.25%	January 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.25%	October 2018
Convertible senior subordinated notes, net of discount	49.5	8.75%	February 2016
Total	$599.5

As of March 31, 2014, there is no debt maturing until 2016. We had $154.2 million of cash and cash equivalents on hand at March 31, 2014 and total liquidity of $199.0 million, which includes the impact of providing $23.2 million for letters of credit for various purposes and certain other ABL borrowing base limitations.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through May 6, 2014 by dialing 1-800-406-7325 or 303-590-3030 and entering the pass code 4680740.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.  In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2013, Quarterly Reports on Form 10-Q, and other periodic filings.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com.  There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2013	2014	2013	2014
Revenue:
Light building products	$84,778	$94,139	$161,466	$187,151
Heavy construction materials	54,014	59,093	122,172	130,614
Energy technology	2,196	3,280	6,923	4,362
Total revenue	140,988	156,512	290,561	322,127

Cost of revenue:
Light building products	64,126	70,828	120,627	140,166
Heavy construction materials	43,396	45,669	96,980	100,434
Energy technology	1,055	1,464	3,298	2,083
Total cost of revenue	108,577	117,961	220,905	242,683

Gross profit	32,411	38,551	69,656	79,444

Operating expenses:
Amortization	5,288	5,485	10,224	10,591
Selling, general and administrative	28,239	32,517	54,516	60,744
Total operating expenses	33,527	38,002	64,740	71,335

Operating income (loss)	(1,116)	549	4,916	8,109

Net interest expense	(11,139)	(12,234)	(21,611)	(22,290)
Other income (expense), net	202	(32)	238	(20)

Loss from continuing operations before income taxes	(12,053)	(11,717)	(16,457)	(14,201)

Income tax benefit	1,770	2,210	2,300	2,560

Loss from continuing operations	(10,283)	(9,507)	(14,157)	(11,641)

Income (loss) from discontinued operations, net of income taxes	2,023	(575)	25	125

Net loss	(8,260)	(10,082)	(14,132)	(11,516)

Net income attributable to non-controlling interest	0	(236)	0	(230)

Net loss attributable to Headwaters Incorporated	$(8,260)	$(10,318)	$(14,132)	$(11,746)

Basic and diluted income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$(0.14)	$(0.13)	$(0.21)	$(0.16)
From discontinued operations	0.03	(0.01)	0.00	0.00
	$(0.11)	$(0.14)	$(0.21)	$(0.16)

Basic and diluted weighted average shares outstanding	72,710	73,121	67,346	73,094

Operating income (loss) by segment:
Light building products	$1,335	$1,907	$4,462	$6,993
Heavy construction materials	3,666	5,228	11,273	15,161
Energy technology	(1,205)	(821)	(1,123)	(3,107)
Corporate	(4,912)	(5,765)	(9,696)	(10,938)
Total	$(1,116)	$549	$4,916	$8,109

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	March 31,
	2013	2014
Assets:
Current assets:
Cash and cash equivalents	$75,316	$154,233
Trade receivables, net	109,868	84,019
Inventories	37,383	51,137
Other	21,316	26,375
Total current assets	243,883	315,764

Property, plant and equipment, net	159,619	170,161
Goodwill	137,198	168,489
Intangible assets, net	139,797	158,531
Other assets	43,512	42,253

Total assets	$724,009	$855,198

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$21,810	$18,494
Accrued liabilities	119,211	103,960
Current portion of long-term debt	7,553	0
Total current liabilities	148,574	122,454

Long-term debt	449,420	599,500
Income taxes	24,637	21,833
Other long-term liabilities	16,968	23,901
Total liabilities	639,599	767,688

Non-controlling interest in consolidated subsidiary	0	13,376

Stockholders’ equity:
Common stock - par value	73	73
Capital in excess of par value	720,828	722,414
Retained earnings (accumulated deficit)	(635,972)	(647,718)
Treasury stock	(519)	(635)
Total stockholders’ equity	84,410	74,134

Total liabilities and stockholders’ equity	$724,009	$855,198